WIRELESS AGE COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)
(Stated in US Dollars)

	March 31,	December 31,
ASSETS	2011	2010
Current
Marketable securities	$853,009	$831,520
Receivables	308,487	-
Inventory	6,043	-
Prepaid expenses	48,231	37,789
Investment -deposit	-	49,760
Total assets	1,215,770	919,069

Property and equipment	83,343	43,031
Due from related parties	2,821,712	2,472,751
Goodwill	25,872	-
	$4,146,697	$3,434,851

LIABILITIES
Current
Bank indebtedness	$94,293	$52,321
Accounts payable and accrued liabilities	1,016,500	837,768
Taxes payable	45,019	54,990
Accrued special provision	6,632,778	6,714,880
Due to related parties	1,259,045	797,034
Unissued share liability	152,050	-
	9,199,685	8,456,993

Commitments and contingencies	-	-

Minority interest	-	-

STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred stock, $0.001 par value: 10,000,000 shares authorized
March 31, 2011: nil issued and outstanding	-	-
Common stock, $0.001 par value: 100,000,000 shares authorized
March 31, 2011: 65,766,592 shares issued and outstanding	65,767	65,767
Additional paid-in capital	16,245,349	16,245,349
Treasury stock	24,352	24,352
Accumulated deficit	(21,581,085)	(21,568,608)
Accumulated other comprehensive income	192,629	210,998
	(5,052,988)	(5,022,142)

	$4,146,697	$3,434,851

WIRELESS AGE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ended March 31, 2011
(Unaudited)
(Stated in US Dollars)

Revenue	$702,920
Cost of goods	430,117
Gross profit	272,803

Operating expenses
Selling and administrative	677,877
Amortization	8,518
Total operating expense	686,395

Loss from operations	(413,592)

Other expenses (income)
Interest expense	24,464
Foreign exchange (gain)	(314,449)
Total other expense (income)	(289,985)

(Loss) before income taxes	(123,607)
Income taxes - deffered and current	-

Net (loss)	$(123,607)

Earnings per share:
Earnings per share - basic and diluted	$(0.002)

Weighted average number of of common shares outstanding:
Basic and diluted	65,766,592

Contact:
DC Consulting
407-792-3332
investorinfo@dcconsultingllc.com